Exhibit 99.1

News Release

Investor Relations Contact:	Public Relations Contact:
Rochelle Krause	Abbie Kendall
PDF Solutions, Inc.	Armstrong Kendall, Inc.
Tel: (408) 938-6437	Tel: (503) 672-4681
Email: rochelle.krause@pdf.com	Email: abbie@akipr.com

PDF Solutions® and IDS Software Systems
Amend Definitive Agreement

     SAN JOSE, Calif., September 3, 2003- PDF Solutions, Inc. (Nasdaq: PDFS) and IDS Software Systems, Inc., today announced that they have amended their definitive agreement under which PDF Solutions will acquire IDS. The amended agreement is designed to allow the two companies to move towards completion of the transaction, bringing forward the benefits of their combination and increasing the long-term value for PDF Solutions stockholders.

     Instead of the original $20.0 million in cash and 2,500,000 shares, under the amended terms, PDF Solutions will acquire IDS for $23.0 million in cash and 2,000,000 shares of PDF’s Common Stock, resulting in an aggregate consideration value of approximately $48.7 million, based upon the closing price of PDF’s common stock on the Nasdaq National Market on September 3, 2003 of $12.83 per share. As previously agreed, PDF Solutions will also assume all of IDS’ stock options that are outstanding immediately prior to the close of the transaction.

     “We are pleased with the revised agreement reached with PDF, and look forward to the transaction closing” stated Andre Hawit, founder of IDS Software Systems.

     PDF believes that the amended terms of the transaction will help facilitate the closing of the transaction, which is currently expected to occur in the third calendar quarter of 2003. The closing is subject to customary closing conditions.

     “PDF Solutions believes that the IDS offering combines with PDF’s product offering in a unique manner that will result in a better overall solution for semiconductor companies,” stated John Kibarian, PDF Solutions’ Chief Executive Officer and President. “The amended definitive agreement allows the companies to more effectively capture near-term financial synergies while at the same time allowing the combined product offering of the two companies to be realized.”

About IDS Software Systems

IDS, based in Foster City, California, is a privately held corporation founded in 1991. IDS products provide the most comprehensive platform-independent set of semiconductor yield management system (YMS) and engineering data analysis software tools in the industry. This suite of tools empowers engineers to maximize yields and speed time-to-market for today’s state-of-the-art semiconductor devices. More information is available at www.idsusa.com

About PDF Solutions

PDF Solutions, Inc. (NASDAQ: PDFS) is the leading provider of process-design integration technologies to enhance IC manufacturability. PDF Solutions’ software, methodologies, and services enable semiconductor companies to create more manufacturable IC designs and more capable manufacturing processes. By simulating nanometer-scale product and process interactions, PDF Solutions offers clients reduced time-to-market, increased IC yield and performance, and increased product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe and Japan. For more information, visit www.pdf.com.

PDF Solutions® is a registered trademark of PDF Solutions, Inc.

Forward-Looking Statements

Some of the statements in this press release are forward looking, including, without limitation, the amended agreement between the company and IDS, those regarding the ability of the company to close this transaction in the time projected, or at all, and the potentiality of near-term synergies and long-term stockholder value. The words “expect”, “believe” and similar expressions also identify forward-looking statements. Actual results could differ materially from those expressed in any forward-looking statements. Risks and uncertainties that could cause results to differ materially include risks associated with: failure to satisfy the conditions to closing set forth in the amended agreement, failure to grow potential future revenue opportunities and take advantage of synergies; fluctuations in the price of PDF’s stock; unforeseen industry changes; changes in the U.S. and worldwide economic and political environments; and changes in the marketplace for our solutions, including the introduction of products or services competitive with PDF’s products and services. Readers should also refer to the risk disclosures set forth in PDF’s periodic public filings with the SEC, including, without limitation, its reports on Form 10-K, most recently filed on April 26, 2003, and on Form 10-Q, most recently filed on August 14, 2003. The forward-looking statements contained in this release are made as of the date hereof, and PDF does not assume any obligation to update such statements nor the reasons why actual results could differ materially from those projected in such statements.